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                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                 (RULE 14d-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                        CENTENNIAL HEALTHCARE CORPORATION
                       (Name of Subject Company (Issuer))

                            Hilltopper Holding Corp.
                                       and
                          Hilltopper Acquisition Corp.
                       (Name of Filing Persons (Offerors))

                     Common Stock, $.01 Per Share Par Value
                         (Title of Class of Securities)

                                   150937100
                      (Cusip Number of Class of Securities)


                                 David Wenstrup
                                 Vice President
                            Hilltopper Holding Corp.
                      c/o E.M. Warburg, Pincus & Co., LLC
                              466 Lexington Avenue
                               New York, NY 10017
                           Telephone: (212) 878-9319


                                   Copies to:


                            Steven J. Gartner, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, NY 10019-6099
                           Telephone: (212) 728-8000


  (Name, Address and Telephone Numbers of Person Authorized to Receive Notices
                 and Communications on Behalf of Filing Persons)



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[X]     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]     third-party tender offer subject to Rule 14d-1.
[ ]     issuer tender offer subject to Rule 13e-4.

[ ]     going-private transaction subject to Rule 13e-3.
[ ]     amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


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